EXHIBIT 99.1

CONTACT:
Carl Womack, Chief Financial Officer (714) 414-4003

FOR IMMEDIATE RELEASE

PACSUN (PACIFIC SUNWEAR) REPORTS SECOND QUARTER
NET INCOME INCREASES 84%

     ANAHEIM, CA/August 11, 2003 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN) reported today that net income for the second quarter of fiscal 2003 was $13.4 million, or $.26 per share, basic and diluted, an increase of 84% over net income of $7.3 million, or $.15 per share, basic and diluted, for the second quarter of fiscal 2002.

     Sales for the second quarter of fiscal 2003 were $234.4 million, an increase of 22.8% over sales of $190.9 million for the second quarter of fiscal 2002. Company same-store sales increased 13.9% for the second quarter of fiscal 2003 with PacSun same-store sales up 13.2% and d.e.m.o. same-store sales up 21.9%.

     “I’m very pleased with our second quarter performance,” stated Greg Weaver, Chairman and CEO. “Operating margins were significantly improved, driven by strong same store sales increases at both PacSun and d.e.m.o. We are pleased with our merchandise assortment and encouraged about early back to school results. Longer term, we believe we are on track to achieve our operating margin goal of 12% for fiscal 2004,” concluded Mr. Weaver.

     Net income for the first half of fiscal 2003 was $21.4 million, or $.43 per share, basic, and $.41 per share, diluted, an increase of 102% over net income of $10.6 million, or $.21 per share, basic and diluted, for the first half of fiscal 2002. Sales for the first half of fiscal 2003 were $432.7 million, an increase of 22.7% over sales of $352.6 million for the first half of fiscal 2002. Company same-store sales increased 13.6% for the first half of fiscal 2003 with PacSun same-store sales up 11.9% and d.e.m.o. same-store sales up 29.1%.

     On August 7, 2003 the Company announced a three-for-two stock split. The record date for the split is August 25, 2003. Shareholders of record as of that date will receive one new share of common stock for every two shares they owned on the record date. The additional shares will be mailed on or about September 5, 2003.

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of August 2, 2003, the Company operated 650 PacSun stores, 75 PacSun outlet stores and 114 d.e.m.o. stores, for a total of 839 stores in 49 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

     The comments in this press release with respect to the outlook for back to school sales and operating margin goals are forward looking statements and involve risks and uncertainties, including changes in consumer demands and preferences, competition from other retailers and uncertainties generally associated with apparel retailing. The historical results achieved are not necessarily indicative of future prospects of the Company.

     More information on factors that could affect the Company’s financial results is included in the Company’s Report on Form 10-K for the year ended February 1, 2003 and subsequent periodic reports filed with the Securities and Exchange Commission.

- MORE -

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENT OF INCOME
(unaudited)
(in $ thousands, except share and per share data)

	SECOND QUARTER ENDED		FIRST HALF ENDED

	AUG. 2, 2003	AUG. 3, 2002	AUG. 2, 2003	AUG. 3, 2002

Net sales	$234,392	$190,854	$432,723	$352,564
Gross margin	79,834	60,605	143,689	109,772
Selling, G&A expense	58,180	48,454	109,141	92,168

Operating income	21,654	12,151	34,548	17,604
Interest income (expense)	69	(306)	129	(453)

Income before taxes	21,723	11,845	34,677	17,151
Income tax expense	8,343	4,549	13,318	6,586

Net income	$13,380	$7,296	$21,359	$10,565
Net income per share, basic *	$0.26	$0.15	$0.43	$0.21
Net income per share, diluted *	$0.26	$0.15	$0.41	$0.21
Weighted average shares outstanding, basic *	50,590,427	49,257,374	50,136,729	49,227,255
Weighted averaged shares outstanding, diluted *	52,069,358	49,844,660	51,554,346	49,973,906

*	Prior year shares outstanding and earnings per share have been adjusted for the three-for-two stock split effected December 18, 2002.

BALANCE SHEET HIGHLIGHTS
(unaudited)
(in $ thousands)

	AUG. 2, 2003	FEB. 1, 2003	AUG. 3, 2002

ASSETS
Current assets:
Cash & cash equivalents	$62,836	$36,438	$4,171
Inventories	186,033	123,433	153,205
Income tax receivable	2,708	—	—
Other current assets	25,730	22,762	23,626

Total current assets	277,307	182,633	181,002
Property and equipment, net	201,279	201,513	199,600
Other long-term assets	16,061	15,597	17,479

Total assets	$494,647	$399,743	$398,081

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

	AUG. 2, 2003	FEB. 1, 2003	AUG. 3, 2002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$—	$11,700
Accounts payable and accrued expenses	109,977	62,978	77,352
Income taxes payable	—	8,000	2,321
Current portion of long-term debt and capital leases	2,101	2,350	26,625

Total current liabilities	112,078	73,328	117,998
Long-term portion of debt and capital leases	2,410	3,338	1,927
Other long-term liabilities	24,779	20,686	17,375

Total liabilities	139,267	97,352	137,300
Total shareholder’s equity	355,380	302,391	260,781

Total liabilities and shareholders’ equity	$494,647	$399,743	$398,081

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited)
(in $ thousands)

	FOR THE FIRST HALF ENDED

	AUG. 2, 2003	AUG. 3, 2002

Cash flows from operating activities:
Net income	$21,359	$10,565
Depreciation & amortization	17,752	16,057
Loss on disposal of property and equipment	1,085	2,110
Changes in operating assets and liabilities:
Inventories	(62,600)	(50,693)
Accounts payable and accrued expenses	46,999	22,116
Income taxes and deferred income taxes	(581)	(6,466)
Other assets and liabilities	661	(2,485)

Net cash provided by/(used in) operating activities	24,675	(8,796)
Cash flows from investing activities:
Capital expenditures	(18,603)	(22,742)

Net cash used in investing activities	(18,603)	(22,742)
Cash flows from financing activities:
Net borrowings under credit facility	—	11,700
Repayments under long-term debt and capital leases	(1,177)	(448)
Proceeds from exercise of stock options	21,503	1,321

Net cash provided by financing activities	20,326	12,573

Net increase/(decrease) in cash and cash equivalents	26,398	(18,965)
Cash and cash equivalents, beginning of period	36,438	23,136

Cash and cash equivalents, end of period	$62,836	$4,171

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	AUG. 2, 2003	AUG 3, 2002

Stores open at beginning of fiscal year	791	718
Stores opened during first half	51	67
Stores closed during first half	(3)	(8)

Stores open at end of first half	839	777
Other operating data:
PacSun stores	650	599
Outlet stores	75	70
d.e.m.o. stores	114	108
Total square footage at end of period (in thousands)	2,844	2,577

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000